Exhibit 10.3

CHEMBIO DIAGNOSTICS SYSTEMS, INC.

Annual Incentive Bonus Plan

The Chembio Annual Incentive Bonus Plan (the “Plan”) is intended to enhance shareholder value by aligning the performance of Chembio Diagnostics, Inc. (and its wholly owned subsidiary Chembio Diagnostic Systems, Inc., collectively the “Company”) and the variable-based compensation of employees of the Company.  The Plan is effective starting January 1, 2017, will be based on a calendar year from January 1 through December 31 (the “Plan Year”), and will renew automatically on January 1 of each year until terminated.

1.          Employees of the Company with bonus incentives (“Participants”) are eligible to receive annual incentive bonuses according to the Plan.  The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).  The Committee shall have all authority and discretion necessary to administer the Plan and to control its operation, and may delegate responsibilities to Company officers as it deems appropriate.  Participants are eligible to receive incentive bonuses based on their individual performance and the Company’s performance during the Plan Year.

2.          Company performance shall be determined by the Committee based on the Company’s ability to meet or exceed Company goals as set forth by the Board of Directors of the Company, which may include such factors as sales revenue, operating income, product development, regulatory milestones, strategic alliances, licensing and partnering transactions, and financings.  Individual performance of the Participants, except for the Chief Executive Officer, shall be reviewed with and recommended to the Committee by the Chief Executive Officer.  The individual performance of each Participant, including the Chief Executive Officer, shall be determined by the Committee in its sole discretion, and in all cases shall be based on the individual Participant’s satisfactory completion of individual performance goals.

3.          To be eligible for a bonus for Plan Year, a Participant must have been employed by the Company as of December 31 of that Plan Year and must have continued to be employed by the Company as of the payment date of the bonus.  A Participant hired after commencement of the Plan Year shall be eligible for a pro-rated bonus, based on Participant date of hire.  A Participant who is promoted into a position with a higher bonus target will have a pro-rated bonus based on his or her time in each position and on the applicable individual performance targets for such positions, but calculated based on the Participant’s annual base pay as of December 31 of the Plan Year.

4.          A Participant who has taken an approved leave of absence pursuant to the Company’s policies during the Plan Year shall receive a pro-rated bonus calculated by excluding the number of days that exceed an approved leave of absence.  A Participant who is on an approved leave of absence on the date the bonus payment is made will be eligible to receive the pro-rated bonus as calculated above upon the bonus payment date.

5.          The amount of a Participant’s bonus is based on an incentive percentage of such Participant’s annual base pay as of December 31 of the Plan Year.  The incentive percentage will be based on; a) for a Participant without a written contract, the incentive percentage shall be determined by the Committee at the beginning of the Plan Year; and b) for a Participant with a written contract, the incentive percentage shall be as stated in that Participant’s written contract.  The incentive percentage shall then be adjusted, in the sole discretion of the Committee, based on the Company’s performance and on the individual Participant’s performance over the course of the Plan Year to arrive at a final performance percentage.  The allocation of the final performance percentage shall be determined by the Committee at the beginning of the Plan Year and communicated to each employee per section 6.

3661 Horseblock Road, Medford, New York 11763
Tel: (631) 924-1135 Fax: (631) 924-2065

The threshold for being eligible to achieve bonus payments based on Company incentives is a minimum of 85% of the operating income target, individual performance goal bonuses will still be eligible.  The threshold for being eligible to achieve bonus payments based on Company sales revenue also begins at 85% of target.  Any bonuses based on Company incentives short of 100% of targets will be at the sole discretion of the Committee.  Only achievement of 100% of all Company targets will accrue 100% of the allocated percentage.  A Participant’s bonus will be paid in cash and all determinations and decisions made by the Committee shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.  The Committee will review Company and Participant individual performance by the 60th day following the end of the Plan Year and Bonus payments will be made by the 75th day following the end of the Plan Year.

6.          The Company shall provide a copy of the Plan to each Participant, and communicate to each Participant his or her target bonus percentage and the allocation of the target percentage along with personal goals, as soon as they have been determined by the Committee.  The Committee will undertake its best efforts to establish Company and Participant individual performance targets by the end of the first calendar month of the Plan Year.  See Example A and B below.

7.          The Plan supersedes all prior bonus plans or any written or verbal representations regarding the subject matter of the Plan, and is the entire understanding between the Company and the Participant regarding the subject matter of the Plan.  Participation in the Plan during the Plan Year will not convey any entitlement to participate in this or future plans or to any bonus payments of any nature under this Plan or otherwise.  The Committee may at any time amend, suspend, or terminate the Plan, including amendment of the target percentages for each Participant and amendment so as to ensure that no amount paid or to be paid hereunder shall be subject to the provisions of Section 409(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).  For the avoidance of doubt, it is intended that the Plan satisfy the exemption from the application of Section 409A of the Code, and the Treasury Regulations and other guidance issued thereunder, and from the application of any state law of similar effect provided under Section 1.409A-1(b)(4) of the Treasury Regulations, and the Plan shall be administered and interpreted to the greatest extent possible in compliance therewith.

8.          The Company shall withhold all applicable taxes from any bonus payment, including any federal, state and local taxes.

9.          Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause.  Nothing in these guidelines should be construed as an employment agreement or an entitlement to any Participant for any payment under the Plan.

10.          The Plan and all awards shall be construed in accordance with and governed by the laws of the State of New York, without regard to its conflict of law provisions.

3661 Horseblock Road, Medford, New York 11763
Tel: (631) 924-1135 Fax: (631) 924-2065

Example A (Non-Sales Employee)

Notice to Employee of Incentive Percentage, Allocation Percentage and Individual Performance Goals

Employee: John Doe	Plan Year: 2017

Incentive Percentage: 25%

Allocation Percentage:  Operating Income – 40%, Revenue Income – 40%, Personal Goals – 20%

Company Incentive Targets: Operating Income – $1,050,000 / Revenue Income –$35,000,000.

Individual Performance Goals:

1.
2.
3.
4.
5.

Example B (Sales Employee)

Notice to Employee of Incentive Percentage, Allocation Percentage and Individual Performance Goals

Employee: Jane Doe	Plan Year: 2017

Incentive Percentage: 20%

Allocation Percentage:  Revenue Income – 80%, Personal Goals – 20%

Sales Incentive Targets: Revenue Income –$5,000,000.

Individual Performance Goals:

1.
2.
3.
4.
5.

3661 Horseblock Road, Medford, New York 11763
Tel: (631) 924-1135 Fax: (631) 924-2065